Financial Statement No. 3.2
                             Blackstone Valley Electric Company

                         Capitalization at             Adjusted for Maximum
                         June 30, 1995                 Short-Term Debt Request

                         $      % w/o     % w          $       % w/o     % w
                      Millions   STD      STD       Millions    STD      STD

 Long-term Debt         $39.5   48.2%    48.2%       $39.5     48.2%    40.7%

 Preferred Stock          6.1    7.4%     7.4%         6.1      7.4%     6.3%

 Common Equity           36.4   44.4%    44.4%        36.4     44.4%    37.5%

     Sub-total          $82.0                        $82.0

 Short-term Debt          0.0             0.0%        15.0              15.5%

 Total Capitalization   $82.0  100.0%   100.0%       $97.0    100.0%   100.0%